Exhibit 99.1

For release Western Circuit and Analyst Wire.

August 16, 2006

BRIDGFORD FOODS CORPORATION ANNOUNCES IMPROVED RESULTS FOR THIRD QUARTER

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the third quarter (12 weeks) ended July 7, 2006 of $28,169,000, an increase of 1.9% compared to sales in the third twelve weeks of the prior fiscal year.  The Company reported net income of $224,000 in the third quarter of 2006 compared to a net income of $243,000 in the same quarter of 2005.

Sales for the first thirty-six weeks of the 2006 fiscal year were $91,049,000, a 2.3% increase compared to the same period in 2005.  The Company reported net income of $158,000 in the first thirty-six weeks of 2006 compared to a net loss of $603,000 in the first thirty-six weeks of last year.  The gross margin increased on a comparative basis due primarily to higher unit selling prices, a more profitable product mix and lower meat commodity costs.

Bridgford Foods Corporation is a producer of frozen dough, microwaveable and shelf-stable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	12 Weeks Ended	12 Weeks Ended
	July 7, 2006	July 8, 2005
Sales	$28,169,000	$27,656,000
Cost of sales	$17,024,000	$17,241,000
Selling, general & administrative expenses	$10,019,000	$9,321,000
Depreciation	$892,000	$1,028,000
Income before taxes	$234,000	$66,000
Income tax provision (benefit)	$10,000	$(177,000)
Net income	$224,000	$243,000
Basic income per share	$0.02	$0.03
Average shares outstanding	9,964,000	9,994,000

	36 Weeks Ended	36 Weeks Ended
	July 7, 2006	July 8, 2005
Sales	$91,049,000	$88,961,000
Cost of sales	$58,087,000	$57,672,000
Selling, general & administrative expenses	$30,230,000	$29,503,000
Depreciation	$2,676,000	$3,085,000
Gain on sale of equity securities	$(106,000)	—
Income (loss) before taxes	$162,000	$(1,299,000)
Income tax provision (benefit)	$4,000	$(696,000)
Net income (loss)	$158,000	$(603,000)
Basic income (loss) per share	$0.02	$(0.06)
Average shares outstanding	9,968,000	9,998,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533